Exhibit 12
                                                                       Form 10-Q
                                                                   For the Three
                                                                    Months Ended
                                                                  March 31, 2000


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)


Income before income taxes                            $3,051

Add equity investment losses, net of
  distributions of less than 50% owned
  affiliates                                             312

Add fixed charges, excluding capitalized interest        742

Total earnings before income taxes and
  fixed charges                                       $4,105


Fixed Charges:

Total interest expense excluding capitalized
  interest                                            $  555

Capitalized interest                                      68

Interest portion of rental expense                        73

Dividend requirements on subsidiary preferred
  stock and interest on trust preferred
  securities                                             114

  Total fixed charges                                 $  810

Ratio of earnings to fixed charges                       5.1